EXHIBIT 23

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


We consent to the use of our report dated October 25, 2000, with respect to the statements of net assets sold of the GSI Lumonics Inc.'s Life Sciences Business as of December 31, 1999 and 1998, and the statements of net sales, cost of sales and direct operating expenses included in the Current Report on Form 8-K/A of Packard BioScience Company dated November 13, 2000, filed with the Securities & Exchange Commission.


/s/ Ernst & Young
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Ernst & Young                                                  November 10, 2000
Chartered Accountants                                             Ottawa, Canada